Exhibit 10.31

R.G. BARRY CORPORATION BOARD OF DIRECTORS

COMPENSATION SUMMARY

Compensation Element	Individual Compensation
Annual Retainer (1)	$73,500 for 12-month period
Chairman of the Board or Committee Chair additional cash retainer (2)	$8,876 annually
Special Payments (3)	As approved by Board of Directors
Pension Committee Participation (4)	$500 per meeting
Special Meeting –Telephonic (5)	$1,000 per meeting
Special Meeting- In Person Participation (5)	$1,500 per meeting

(1)	Directors must elect annually how much of the annual retainer will be paid in the form of an equity award of common shares of R.G. Barry Corporation (the “Company”) (100%, 75% or a minimum requirement of 50%). Remainder of retainer is paid in the form of cash in quarterly installments.
(2)	Additional annual retainer paid in quarterly installments to each of the Chairman of the Board and the Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.
(3)	Ad hoc payment in cash, as determined and approved by the Board of Directors.
(4)	As the Board of Directors’ liaison to the Company’s pension committee, one member of the Board of Directors receives $500 in cash for each meeting of that committee attended.
(5)	At the May 21, 2012 meeting of the Board of Directors, additional fees were approved for participation in any special meeting of the Board of Directors as may occur. The additional compensation to be paid in cash for each such special meeting is $1,000 per meeting for telephonic participation by a member of the Board of Directors and $1,500 per meeting for in-person participation by a member of the Board of Directors.